Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 INFO@canopetro.com

Cano Announces Fiscal Year 2008 Third-Quarter Results and Provides Operational Update:  Meaningful Response Seen at Cockrell Ranch Waterflood and Results of Third Party Engineering Report at Cato Field

FORT WORTH, Texas.  May 09, 2008—Cano Petroleum, Inc. (Amex:CFW) today announced its results for the third quarter ended March 31, 2008.  Following are selected highlights:

Third Quarter Results

For the three months ended March 31, 2008, Cano reported production of 1,495 barrels of oil equivalent per day (BOEPD), an increase of 10 percent over the same period last year and 5 percent above the previous quarter of this fiscal year.  The production compared to last year benefited from the acquisition and subsequent increased drilling activity in the Cato Field, as well as initial response in the Panhandle Field waterflood (see Operations Update for details).

In the quarter ended March 31, 2008, Cano’s sales were 79.2 MBbls of oil and 319 MMcf of natural gas and natural gas liquids, or 132.5 MBOE, a 16 percent increase when compared to the quarter ended March 31, 2007.  Cano’s revenue for the three-month period ended March 31, 2008, was $11.7 million, up 98 percent compared to the same quarter last year reflecting higher volumes coupled with the increased commodity prices.  Cano’s realized oil price was $93.16 per barrel and $13.13 per mcf of gas.  The company recorded a net loss of $1.9 million which included a non-cash charge of $3.2 million pre-tax for the Unrealized Loss on Commodity Derivatives.  During the quarter Cano placed derivative contracts in the form of “costless collars” which are detailed on the attached schedule.  The mark-to-market for these contracts at March 31, 2008 represented $2.7 million of the non-cash charge.  Income from operations for the quarter (consisting of operating revenues less lease operating expenses, production/ad valorem taxes, general and administrative expense, depletion and depreciation), was $2.1 million compared with a loss of $1.6 million in the quarter last year.

Interest expense for the quarter was $126 thousand compared with $286 thousand last year.  Cano capitalizes interest expense on major projects, and after including the capitalized amount, a total of $700 thousand of interest was incurred this quarter compared with $400 thousand last year.  In the quarter the company entered into a $25.0 million Subordinated Credit Agreement with UnionBanCal Equities, Inc. (“UBE”) as administrative agent.  The initial amount available for borrowing was $15 million and was utilized to pay down the Senior Credit Agreement borrowing base.  The current interest rate on this debt is 8.51% based on LIBOR plus 5.75%.

During the quarter, the outstanding warrants on common stock totaling 1,646,061 shares were exercised; 1,084,345 warrants were cash exercises for which we received $5.2 million and issued 1,084,345 shares.  Additionally, 561,291 warrants were cashless exercises for which 144, 506 shares were issued.  A total of 425 warrants were not exercised.  As a result, a total of 1,228,850 shares were issued bringing our outstanding shares to 38,689,015 at March 31, 2008.  As of March 31, 2008 there are no outstanding warrants.

Nine Months Results

For the nine months ended March 31, 2008, Cano reported a net loss applicable to common stock of $4.8 million, or 14 cents per diluted share which includes a non-cash charge for the Unrealized Loss On Commodity Derivatives of $5.6 million pre-tax.  For the same period last year (which ended March 31, 2007), Cano recorded a net loss of $5.2 million, or 17 cents per diluted share. Increased revenues from the Cato acquisition and higher commodity prices were offset by higher operations and General and Administrative expense.

 Operations Update

Panhandle Field—Cockrell Ranch Waterflood:

Cano is pleased to report that we have seen meaningful oil and gas production response at the Cockrell Ranch Unit Waterflood (See Production Graph below).  Current production at the Cockrell Ranch Unit is approximately 102 gross BOEPD consisting of 77 BOPD, 150 MCFPD and 6,500 BFPD with a 1.2 % oil-cut.  This represents an increase of over 100 gross BOEPD from February 1, 2008. Currently, 32 producing wells are evidencing oil-cuts and portions of the Cockrell Ranch Waterflood have produced oil-cuts in excess of 5%.  Based upon the use of generally accepted engineering practices and a detailed review of successful analog waterfloods in the area, we expected meaningful response to occur once we have injected enough water to fill 15% to 25% of the Pore Volume space of the reservoir.  Presently, we have injected over 7.4 million barrels of water into the Brown Dolomite formation, which represents approximately 15% of the reservoir pore volume.

As we have now reached the threshold injection volume necessary to observe meaningful response, there is now a direct correlation between Pore Volume Injected (PVI%) and Gross Oil and Gas BOEPD Production.  As more wells generate response and as the total volume of production increases, oil-cuts should increase and fluid production should also continue to increase in a direct proportion to cumulative injection.  We expect oil-cuts in the aggregate to steadily increase to the 2-3% range during the initial response period (as we reach a 25% PVI) and increase toward the 4-5% range within three to six months after this initial response period.  Total capital for the Panhandle Field for the Fiscal Year ending June 30, 2008 (FY 2008) is estimated to be $27.7 million.

The development plan for the next phase of the waterflood project at the Panhandle Field, the Harvey Unit, is underway.  This project is currently scheduled for a formal review by the Texas Railroad Commission (RRC).  The RRC hearing date is set for June, and drilling will commence once final approvals are received.  It is expected that the permit process will take two to four months after the hearing with the RRC.  The waterflood facilities design is complete and much of the injection infrastructure was completed during the Cockrell Ranch construction and included in the estimated capital amount totals for FY 2008.

Cato Field Infill Waterflood Development Project and Results of H.J. Gruy Reservoir Engineering and Geologic Report:

Cano commissioned third-party reservoir engineering firm, H.J. Gruy and Associates, to study the reservoir and geologic considerations of the Cato Field to determine the Estimated Ultimate Recoveries (EUR) based upon plans to develop the waterflood operations on 20-acre infill spacing.  The results of the study conclude that the P-1 and P-2 intervals of the field contain up to an additional 20% increase in Original Oil in Place (OOIP).  This represents an increase from previous estimates of between 95 MMBOE to 105 MMBOE.  The results of this study indicate that 20-acre infill drilling and waterflood secondary recovery operations could yield substantial increases in Proved Undeveloped Reserves (PUD) above what is currently in Cano’s Proved Reserve base for this field.  Additionally, increases in Probable and Possible reserves may also be revised upward.  Cano currently has 8.3 MMBOE of PUD reserves for waterflood development based on 40-acre spacing.  This data will be analyzed and reported in conjunction with our normal SEC Fiscal Year End reserve audit by our third-party engineers on June 30, 2008.

To date we have drilled and completed twenty-five (25) 20-acre infill wells at the Cato Field.  As previously discussed, these infill wells’ primary purpose is to develop the 20-acre waterflood of the P-1 and P-2 zones in the field.  An associated benefit derived from this drilling was the opportunity to deepen these wells by approximately 500 feet to test undeveloped lower zones of the San Andres reservoir that were not historically produced by previous operators.  To date, incremental production is approximately 210 BOEPD from these wells (See Graph Below).  The last four wells completed in the P-2 thru P-5 zones have averaged IP’s in the 20-30 BOEPD.  As we mentioned previously, these wells experience high initial decline rates and we estimate that they will level off at about 5-7 BOEPD within the first year.  Total Field Production for the month ending March 2008 was 240 BOEPD net.

We have just begun the process of perforating the primary P-1 zone and sand-frac stimulating the P-1 thru P-5 intervals in the majority of the wells.  As previously discussed in our earlier filings, the prior initial production rates reported were provided after acid-frac stimulations were performed on these wells.  We have since sand fracture stimulated a number of wells and have experienced positive increases in production rates compared to the earlier acid fracture stimulations.  We are still testing the initial sand-fractured wells, but are encouraged by the preliminary results.  Total capital at the Cato Field for the FY 2008 is estimated to be $37.7 million.

Cano has modified the well drilling program at Cato for the remainder of FY 2008.  We are on pace to drill approximately thirty-five (35) 20-acre infill wells at Cato by the end of FY 2008.  Additionally, we are now employing only one drilling rig.  Based on the results of the H.J. Gruy study mentioned above, and given the current response seen from a number of 20-acre producers drilled directly offset existing salt water disposal (SWD) wells, our intent is to accelerate the development of the waterflood project at Cato.  We have allocated a larger proportion of our capital budget in the FY third quarter to develop infrastructure and production facilities to directly benefit this waterflood.  It is our goal to be in a position to initiate a 15 to 20 well injection pattern as soon as we receive our permit approvals from the New Mexico Oil and Gas Conservation Division.

Desdemona Properties—Waterflood.    We received the final approval of our Phase I waterflood permit for the 640 acre G.E. Moore Lease from the Texas Railroad Commission on September 11, 2007.  Water injection commenced shortly thereafter.  Currently, we have injected approximately 1 million barrels of water in total, into the Duke Sandstone reservoir via six injection wells.  We are observing oil response at five producers with an increasing oil cut.  Since this is not a pattern waterflood, but a peripheral flood, the PV fill-up method, as employed in the Panhandle, is not a reliable method for determining response profiles for this field.  However, we expect meaningful increases in the number of responding wells and increased oil response in the third calendar quarter of 2008.

Nowata Properties.    Our tertiary recovery pilot project at the Nowata Field is operational.  The ASP pilot plant, associated equipment and supplies were installed and tested during August and September of 2007.  We began injecting ASP chemicals during December 2007.  The plant has had extended operational time through March 2008.  Initial response is anticipated by late summer of 2008.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “I am extremely encouraged by the current production response we are observing at our Panhandle Field.  This highly anticipated response is the first step to achieving our production goals and validates our long-term plan to fully develop the Panhandle Field.”  Johnson continues, “At Cato we have filed our waterflood permit and anticipate receiving regulatory approval within 90 – 120 days.  We are ahead of schedule with our preparations to commence waterflood operations.  We have drilled 27 waterflood pattern wells to date and our surface facilities for Phase I of the waterflood are near completion.  We will be prepared to begin water injection as soon as we have permit approval.  Our Nowata ASP Project has been at full injection rates for 5 months.  We anticipate meaningful production response by late summer.”

Earnings Call

The Company will hold an earnings call to discuss third quarter results and provide an update on its operations on Friday, May 09, 2008, at 11:30 A.M. Eastern Time (10:30 A.M. Central Time).

Interested parties can participate in the call by dialing 866-356-4123.  For calls outside the U.S., parties may dial 617-597-5393.  The pass code is 34672495.  This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC.  Investors are also urged to consider closely the disclosures in Cano’s Form 10-K for the fiscal year ended June 30, 2007, available from Cano by calling
877-698-0900.  This form also can be obtained from the SEC at www.sec.gov.

FINANCIAL STATEMENTS AND SCHEDULES TO FOLLOW

CANO PETROLEUM, INC.

Operating Revenue Summary

	Quarter ended March 31,		Increase	Nine months ended March 31,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Operating Revenues ($000s)	$11,655	$5,883	$5,773	$30,396	$19,716	$10,680
Sales
• Crude Oil (MBbls)	79	60	19	216	195	21
• Natural Gas (MMcf)	319	325	(60)	1,036	963	73
• Total (MBOE)	133	115	18	388	355	33
Average Price
• Crude Oil ($/ Bbl)	$93.16	$56.48	$36.69	$84.67	$61.69	$22.98
• Natural Gas ($/ Mcf)	$13.13	$7.59	$5.54	$11.50	$8.00	$3.50

Schedule of Commodity Derivatives

	Floor	Ceiling	Barrels	Floor	Ceiling	Mcf	Barrels of Equivalent
Time Period	Oil Price	Oil Price	Per Day	Gas Price	Gas Price	per Day	Oil per Day
4/1/08 - 12/31/08	$80.00	$117.50	367	$7.75	$11.40	1,867	678
1/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578

4/1/08 - 12/31/08	$85.00	$110.60	267	$8.00	$10.90	1,233	472
1/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

		Barrels			Barrels of
	Floor	per	Floor	Gas Mcf	Equivalent
Time Period	Oil Price	Day	Gas Price	per Day	Oil per Day
1/1/08 - 12/31/08	$55	479	$7.50	1,534	735
1/1/08 - 12/31/08	$60	66	$7.60	592	164
1/1/09 - 4/30/09	$60	59	$7.60	559	152
1/1/09 - 12/31/09	$55	395	$7.60	1,644	668
1/1/10 - 6/30/10	$55	365	$7.00	1,657	641
7/1/10 - 12/31/10	$55	395	$7.50	1,957	721

Time Period	Ceiling Oil Price	Barrels per Day	Ceiling| Gas Price	Gas Mcf per Day	Barrels of Equivalent Oil per Day
1/1/08 - 6/30/08	$86	460	$—	—	460

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	June 30,
In Thousands, Except Shares and Per Share Amounts	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$498	$2,119
Accounts receivable	4,140	4,081
Prepaid expenses	475	309
Derivative assets	—	810
Inventory and other current assets	395	293
Total current assets	5,508	7,612

Oil and gas properties, successful efforts method	258,809	189,843
Less accumulated depletion and depreciation	(8,890)	(6,202)
Net oil and gas properties	249,919	183,641

Fixed assets and other, net	1,532	1,548
Restricted cash	—	6,000
Derivative assets	359	1,882
Goodwill	786	786
TOTAL ASSETS	$258,104	$201,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,836	$7,509
Oil and gas sales payable	1,603	1,346
Accrued liabilities	1,205	1,421
Derivative liability	1,734	—
Other current liabilities	564	714
Total current liabilities	17,942	10,990
Long-term liabilities
Long-term debt	55,204	33,500
Asset retirement obligations	2,233	2,151
Deferred litigation credit	6,000	6,000
Derivative liability	975	—
Deferred tax liability	31,235	32,371
Total liabilities	113,589	85,012

Temporary equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share, stated value $1,000 per share; 49,116 authorized and 44,541 shares issued; liquidation preference of $47,886,806 and $50,862,925, respectively	44,620	47,596
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 39,957,309 and 38,689,015 shares issued and outstanding at March 31, 2008, respectively; and 33,956,392 and 32,688,098 shares issued and outstanding at June 30, 2007, respectively	4	3
Additional paid-in capital	121,022	85,239
Accumulated deficit	(20,560)	(15,810)
Treasury stock, at cost; 1,268,294 shares held in escrow	(571)	(571)
Total stockholders’ equity	99,895	68,861
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$258,104	$201,469

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
In Thousands, Except Per Share Data	2008	2007	2008	2007
Operating Revenues:
Crude oil sales	$7,384	$3,412	$18,253	$12,006
Natural gas sales	4,192	2,471	11,905	7,710
Other revenue	79	—	238	—
Crude oil and natural gas sales	11,655	5,883	30,396	19,716

Operating Expenses:
Lease operating	4,103	2,884	10,390	7,940
Production and ad valorem taxes	859	560	2,313	1,735
General and administrative	3,340	2,965	10,725	8,751
Depletion and depreciation	1,277	1,062	3,672	3,169
Total operating expenses	9,579	7,471	27,100	21,595

Income (loss) from operations	2,076	(1,588)	3,296	(1,879)
Other income (expenses):
Interest expense	(126)	(286)	(637)	(2,160)
Unrealized loss on commodity derivatives	(3,243)	(1,633)	(5,605)	(1,790)
Realized gain (loss) on commodity derivatives	(328)	107	(69)	858
Total other income (expenses)	(3,697)	(1,812)	(6,311)	(3,092)

Loss from continuing operations before income taxes	(1,621)	(3,400)	(3,015)	(4,971)

Income tax benefit	571	1,149	1,046	1,746

Loss from continuing operations	(1,050)	(2,251)	(1,969)	(3,225)

Income (loss) from discontinued operations, net of related taxes	—	60	(49)	220

Net loss	(1,050)	(2,191)	(2,018)	(3,005)

Preferred stock dividend	877	967	2,732	2,203

Net loss applicable to common stock	$(1,927)	$(3,158)	$(4,750)	$(5,208)

Net income (loss) per share - basic and diluted
Continuing operations	$(0.05)	$(0.10)	$(0.14)	$(0.18)
Discontinued operations	—	—	—	0.01
Net loss per share - basic and diluted	$(0.05)	$(0.10)	$(0.14)	$(0.17)

Weighted average common shares outstanding
Basic and diluted	37,370	32,168	35,029	30,034

See Form 10-Q and accompanying notes to these unaudited financial statements